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                                                                    Exhibit 99.5

Board of Directors
Mission Critical Software Inc.
13939 Northwest Freeway
Houston, TX 77040

Members of the Board:

   We hereby consent to the inclusion of our opinion letter dated February 26, 2000 to the Board of Directors of Mission Critical Software Inc. as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger transaction involving Net IQ Corporation and Mission Critical Software Inc. and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS--Summary of the Merger", "THE MERGER-- "Background of the merger", and "THE MERGER--Opinion of MCS's financial advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (collectively, the "Securities Act") nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act.

                                          By:/s/ Chase Securities, Inc.
                                             Chase Securities, Inc.

San Francisco, California
March 22, 2000